THE WALL STREET FUND, INC.

AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of January 1, 2002 to the Fund Administration Servicing Agreement dated as of July 20, 2001, by and between The Wall Street Fund, Inc., a corporation and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC.  Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC.  Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

The Wall Street Fund, Inc.	U.S. Bancorp Fund Services, LLC
(the “Fund”)	(the “Transfer Agent”)

By: /s/ Michael R. Lindburn	By: signature unidentifiable
Authorized Officer	Authorized Officer